Exhibit 99.2 2-YEAR EARNINGS PROJECTIONS 1. See Appendix for a reconciliation of non-GAAP financial measures. 2021 GAAP Earnings (Losses) for SoCalGas, Sempra Infrastructure, Parent & Other, and Sempra Consolidated are ($427M), $682M, ($436M), and $1,254M, respectively. 2. 2021 reflects the impact from the sale of 20% NCI in Sempra Infrastructure Partners to KKR on 10/1/2021 and exchange offer for IEnova shares completed on 5/24/2021. 2022 reflects the impact from sale of 10% NCI in Sempra Infrastructure Partners to ADIA included for a half year of 2022. The ability to complete this transaction is subject to closing conditions and a number of risks and uncertainties. 3. Reflects share buybacks of $300M in 2021, $200M in 2022 and potential $1B in 2023.

SEMPRA TEXAS HIGHLIGHTS 1 • 13M consumers served 1 • 140,000 mi T+D lines 1 • 1,170 substations • Well-positioned in Texas, which is 2 ▪ #1 in electricity sales 3 ▪ #1 in solar + wind generation 4 ▪ #1 largest petroleum basin 5 ▪ #2 economy in the U.S. (GDP) 6 ▪ #2 manufacturing state Oncor’s mission is to be the premier electric delivery company in the United States 1. Amounts are approximate. Data is as of 12/31/2021.Total includes T+D miles and substations for 100% of Oncor and 100% of population in Oncor’s service territory. 2. 2020 Data. EIA Electricity Browser – Retail Sales of Electricity: All Sectors, and IEA World Energy Balances and Statistics. Includes U.S. and Mexico only. 3. 2020 Data. EIA Net Generation for All Sectors within the United States and for Mexico, BP’s 2020 Statistical Review of World Energy. Includes U.S. and Mexico only. 4. In reference to the Permian Basin which is the largest petroleum-producing basin in the United States. 5. 2020 GDP Data, BEA “Bearfacts” and The World Bank national accounts data. 6. BEA manufacturing employment 2019 data by metropolitan area (November 2020).

SEMPRA TEXAS 1 Oncor 2022 – 2026 Capital Plan Potential Incremental Investment $15.0B TRANSMISSION EXPANSION $0.9B • Greenfield + Brownfield projects $500M Technology supporting growth primarily in Dallas, to Fort Worth, and West Texas $750M • Potential generation interconnection growth $2.4B Distribution DISTRIBUTION EXPANSION Maintenance • New residential and business growth $225M $6.8B across Oncor’s service territory to TBU Transmission • Significant growth in West Texas as a $375M Expansion result of oil and gas infrastructure $3.5B needs Distribution INFRA MAINTENANCE + TECH Expansion • Facility upgrades and replacement of aging infrastructure or equipment $100M • Acceleration of grid technology $1.4B to programs Transmission $200M • Upgrade and improvement of Maintenance technology and communications systems Represents an increase of $2.8B 2 over the 2021 – 2025 capital plan Total $825M – $1,325M 1. Reflects 100% of Oncor’s current projected capital expenditures for 2022 – 2026 based on the long-term plan presented to Oncor’s board of directors in October 2021. 2. Capital plan is $2.8B higher compared to the 2021 – 2025 capital plan of $12.2B presented at the Investor Day in June 2021.

SEMPRA TEXAS | KEY METRICS ONCOR Authorized Return on Common Equity 9.80% 1 2021 Achieved Return on Ending Equity 9.40% Authorized Capital Structure Capital Ratio Common Equity 42.50% Long-Term Debt 57.50% Test Year Filing Date PUCT Base Rate Case 2021 By June 1, 2022 Currently the lowest monthly residential wires charges among ERCOT Customer Bills 2 IOUs 1. See Appendix for information regarding Achieved Return on Ending Equity, which represents a non-GAAP financial measure. GAAP ROE for 2021 was 6.1%. 2. Based on 1,300 kWh monthly usage, including customer charges, volumetric charges, and non-bypassable charges using IOU tariffs for retail delivery service effective 12/31/2021.

ONCOR 2021 ACHIEVED RETURN ON EQUITY (UNAUDITED)